Exhibit 5.1

[Ephraim Abramson & Co. Letterhead]

March 25, 2013

Ellomay Capital Ltd.
9 Rothschild Boulevard
Tel Aviv 66881
Israel

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on behalf of Ellomay Capital Ltd. (the “Company”), relating to 634,814 of the Company’s Ordinary Shares, NIS 10.00 nominal value per share (the “Shares”), issuable upon the exercise of options granted or to be granted under the  Company’s 1998 Share Option Plan for Non-Employee Directors and 2000 Stock Option Plan  (together, the “Plans”).

We are members of the Bar of the State of Israel and, in rendering our opinion, we do not express an opinion (expressly or by implication) as to any matter relating to the laws of any jurisdiction other than the State of Israel and our opinion relates only to Israeli law. In addition, we render no opinion in relation to any representation made or given in the Registration Statement.

As Israeli counsel for the Company, we have examined such corporate records and other documents and have made such investigation of maters of fact and of Israeli law as we have considered necessary or appropriate for the purposes of the opinion set forth herein.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, we have relied, without independent investigation, upon statements and certificates or comparable documents of officers and representatives of the Company and upon certificates of public officials.

Based upon such examination and investigation, and upon the assumption that there will be no material changes in the documents examined and the matters investigated, we are of the opinion that the Shares, when paid for and issued in accordance with the terms of the Plans and in accordance with the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

This opinion is furnished to you solely in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

Very truly yours, /s/ Ephraim Abramson & Co. Ephraim Abramson & Co.